EXHIBIT 21

                     SUBSIDIARIES OF XECHEM INTERNATIONAL, INC.


                                                           Name Under Which
Name                         State of Incorporation    Subsidiary Does Business
Xechem, Inc.                        Illinois                     Same
Xechem Laboratories, Inc.          New Jersey                    Same
XetaPharm, Inc.                    New Jersey                    Same